Exhibit 10.19

SUBLEASE AGREEMENT

THIS SUBLEASE AGREEMENT (this “Sublease”), dated effective as of the 10th day of May, 2013 (the “Effective Date”), is entered into by and between MAREX PROPERTIES, LLC, a Nebraska limited liability company (“Sublessor”), and MAREX GROUP, INC., a Nebraska corporation (“Sublessee”).

W I T N E S S E T H:

WHEREAS, pursuant to a lease dated March 5, 2013 (the “Prime Lease”), between Lincoln One, LLC, as landlord (“Prime Landlord”), and Marex Group, Inc., as tenant (“Prime Tenant”), which Prime Lease was personally guaranteed by Rex Lamb and Mark Creglow, Prime Landlord leased to Prime Tenant the “Premises” as defined in the Prime Lease (the “Subleased Premises”);

WHEREAS, pursuant to an Assignment of Lease dated May 9, 2013, Acceptance of Assignment dated May 9, 2013, Consent to Assignment dated May 9, 2013, Consent to Sublease dated May 10, 2013 and Release dated May 10, 2013 (the “Assignment”), Prime Tenant assigned all of its rights and obligations under the Prime Lease to Sublessor; and

WHEREAS, Sublessee desires to sublease the Subleased Premises from Sublessor.

NOW THEREFORE, in consideration of the foregoing recitals which are incorporated herein, and in consideration of the mutual agreements, provisions and covenants herein contained, the parties hereby agree as follows:

1. Sublease. Sublessor hereby subleases to Sublessee, and Sublessee hereby subleases from Sublessor, the entire Subleased Premises.

2. Term. This Sublease shall commence on the Effective Date and continue for a term of two (2) years (the “Term”).

3. Rent. Sublessee shall pay to Sublessor the monthly rental installments set forth in the Prime Lease. Sublessor shall pay all rent received by Sublessee directly to the Prime Landlord.

4. Prime Lease. This Sublease is subject and subordinate to the Prime Lease. All the terms, covenants and conditions in the Prime Lease shall be applicable to this Sublease with the same force and effect as if Sublessor were the landlord under the Prime Lease and Sublessee were a tenant thereunder. In case of any breach hereof by Sublessee, Sublessor shall have all the rights against Sublessee as would be available to the landlord against the tenant under the Prime Lease if such breach were by the tenant thereunder. In case of any breach hereof by Sublessor, Sublessee shall have all the rights against Sublessor as would be available to the tenant against the landlord under the Prime Lease if such breach were by the landlord thereunder.

5. Security Deposit. Sublessee shall deliver to Sublessor the sum of $18,838.13 as a security deposit as provided in Section 5.19 of the Stock Purchase Agreement by and among Silverback Enterprises Group, Inc., the Companies, the Selling Stockholders and the Stockholder Representative (as those terms are defined in the Purchase Agreement). Sublessor shall hold such security deposit as security for the performance of Sublessee’s obligations hereunder and shall refund the same (or such portion thereof as is not retained by Sublessor pursuant to the terms hereof) without interest, within forty-five (45) days following termination of this Sublease. Such security deposit may be retained by Sublessor to the extent of the nonpayment or underpayment of rent and to the extent of excess damages to the Subleased Premises during the term of the Sublease over and above normal wear and tear and depreciation and to the extent not compensated through Sublessee’s payment of Operating Expenses (as defined in the Prime Lease).

6. Sublessor Obligations. Sublessor shall fully perform all of its obligations under the Prime Lease to the extent Sublessee has not expressly agreed to perform such obligations under this Sublease. Sublessor shall not terminate or take any actions giving rise to a termination right under the Prime Lease, amend or waive any provisions under the Prime Lease or make any elections, exercise any right or remedy or give any consent or approval under the Prime Lease without, in each instance, Sublessee’s prior written consent; provided, however, that Sublessor may do or take action regarding any of the foregoing with respect to years three (3), four (4) and five (5) of the Prime Lease.

7. Indemnities. Sublessee shall indemnify and save Sublessor harmless from and against any liability or expense, including reasonable attorneys’ fees, arising from any breach of this Sublease by Sublessee. Sublessor shall indemnify and save Sublessee harmless from and against any liability or expense, including reasonable attorneys’ fees, arising from any breach of this Sublease by Sublessor.

8. Entire Agreement. This Sublease constitutes the entire agreement between the parties hereto and no earlier statements or prior written matter shall have any force or effect. This Sublease shall not be modified or cancelled or amended except by written instrument subscribed by both parties.

9. Notice. Any notice required or desired to be given to any party hereto shall be given by certified mail, return receipt requested, and be addressed to the parties hereto at their addresses as set forth below:

If to Sublessor:	Marex Properties, LLC Attn: Rex Lamb 9820 Wildfire Circle Lincoln, NE 68512

And to:

Marex Properties, LLC Attn: Mark Creglow 6421 Bo Creek Bay Lincoln, NE 68516

If to Sublessee:	Marex Group, Inc. c/o Silverback Enterprise Group, Inc. Frost Tower, Suite 2950 401 Congress Avenue Austin, TX 78701 Attention: Chief Executive Officer
Telephone: (512) 567-8020
Facsimile: (512) 721-1218

10. Applicable Law. This Agreement and the legal relations among the parties hereto shall be governed by and construed in accordance with the laws of the State of Nebraska applicable to contracts made and performed in Nebraska.

11. Multiple Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Remainder intentionally left blank; signatures on page following.]

IN WITNESS WHEREOF, the parties have executed this Sublease effective as of the Effective Date

MAREX PROPERTIES, LLC		MAREX GROUP, INC.

By:	/s/ Rex Lamb	By:	/s/ Dan Yount
	Rex Lamb, Member		Dan Yount, President

[Signature Page to Sublease Agreement]